Exhibit 2.6

AMENDMENT NO. 3

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 (this “Amendment”), dated as of October 19, 2017, to the Agreement and Plan of Merger, dated as of September 6, 2017 (as amended or supplemented from time to time, including by that certain Amendment No. 1 dated as of October 3, 2017 and that certain Amendment No. 2 dated as of October 10, 2017, the “Merger Agreement”), is by and among LiveXLive Media, Inc., a Delaware corporation (“Buyer”), LXL Video Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Snap Interactive, Inc., a Delaware corporation (the “Company”), and Jason Katz in his capacity as the stockholders’ agent (the “Stockholders’ Agent”). Buyer, Merger Sub, the Company and the Stockholders’ Agent are each sometimes referred to collectively as the “Parties.”

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.        Definitions. Terms used and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2.        Amendment. The following definition in Section 1.1. of the Merger Agreement is hereby amended and restated as follows:

“Buyer Public Offering” means the proposed underwritten public offering by Buyer of Buyer Common Shares, to be registered on Form S-1 (File No. 333-217893) filed with the SEC, as amended, of which the aggregate gross proceeds to Buyer (before deductions of underwriters’ commissions and expenses) shall be at least $80,000,000.

3.        Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4.        Counterparts. This Amendment may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

5.        Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

6.        Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed as of the date first written above.

LIVEXLIVE MEDIA, INC.

By:	/s/ Jerome N. Gold
Name:	Jerome N. Gold
Title:	Executive Vice President and CFO

LXL VIDEO ACQUISITION CORP.

By:	/s/ Jerome N. Gold
Name:	Jerome N. Gold
Title:	CFO and Secretary

SNAP INTERACTIVE, INC.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	President

/s/ Jason Katz
JASON KATZ